 Filed Pursuant to Rule 424(b)(2)
 Registration Statement No.333-276916
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 7, 2024)
$2,100,000,000
Ford Motor Credit Company LLC
$1,000,000,000 5.918% Notes due March 20, 2028
$350,000,000 Floating Rate Notes due March 20, 2028
$750,000,000 6.532% Notes due March 19, 2032

The 5.918% Notes due March 20, 2028 (the “2028 Notes”) will bear interest from March 20, 2025 at a rate of 5.918% per annum. Ford Credit will pay interest on the 2028 Notes semi-annually in arrears on March 20 and September 20 of each year, beginning September 20, 2025.
The Floating Rate Notes due March 20, 2028 (the “Floating Rate Notes”) will bear interest at a floating rate equal to the Compound SOFR plus 203 basis points (2.03%), from March 20, 2025. Ford Credit will pay interest on the Floating Rate Notes quarterly in arrears on the 20th day of March, June, September and December of each year, beginning on June 20, 2025.
The 6.532% Notes due March 19, 2032 (the “2032 Notes” and, together with the 2028 Notes and the Floating Rate Notes, the “Notes”) will bear interest from March 20, 2025 at a rate of 6.532% per annum. Ford Credit will pay interest on the 2032 Notes semi-annually in arrears on March 19 and September 19 of each year, beginning September 19, 2025.
The Floating Rate Notes are not redeemable prior to maturity. Ford Credit may redeem the 2028 Notes and the 2032 Notes at any time in whole, or from time to time in part, prior to February 20, 2028, in the case of the 2028 Notes, and prior to January 19, 2032, in the case of the 2032 Notes, each at the “make-whole” redemption prices described in this Prospectus Supplement. Ford Credit may also redeem all or any portion of the 2028 Notes at any time on or after February 20, 2028 (which is the date that is one month prior to the maturity date), and all or any portion of the 2032 Notes at any time on or after January 19, 2032 (which is the date that is two months prior to the maturity date), each at a redemption price equal to 100% of the principal amount of the notes to be redeemed. Holders of any applicable notes redeemed will also receive accrued and unpaid interest thereon to the date of redemption. The Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund. See “Description of Notes” in this prospectus supplement.
Investing in the Notes involves risks. See “Risk Factors” on page S-1 of this prospectus supplement and “Risk Factors” beginning on page 1 of the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2028 Note	Total	Per Floating Rate Note	Total	Per 2032 Note	Total
Initial public offering price	100.000%	$1,000,000,000	100.000%	$350,000,000	100.000%	$750,000,000
Underwriting discounts and commissions	0.250%	$2,500,000	0.250%	$875,000	0.400%	$3,000,000
Proceeds, before expenses, to Ford Credit	99.750%	$997,500,000	99.750%	$349,125,000	99.600%	$747,000,000

Interest on the Notes will accrue from March 20, 2025 and must be paid by the purchasers if the Notes are delivered to the purchasers after that date. Ford Credit expects that delivery of the Notes will be made to investors on or about March 20, 2025.
We expect that delivery of the Notes will be made to underwriters in book-entry form through The Depository Trust Company (“DTC”) for the benefit of its participants, including Euroclear Bank S.A./ N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), on or about March 20, 2025.
J.P. Morgan RBC Capital Markets Bradesco BBI	Lloyds Securities SMBC Nikko COMMERZBANK	Morgan Stanley Wells Fargo Securities NatWest
Prospectus Supplement dated March 18, 2025

Prospectus Supplement
Prospectus

This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized any person to provide any information or represent anything about us other than what is contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
The Notes are not being offered in any jurisdiction where the offer is not permitted.
You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the documents.

S-i

FORWARD-LOOKING STATEMENTS
Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A — Risk Factors” and “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Ford Credit’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report on Form 10-K”), which is incorporated herein by reference.
We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward- looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

S-ii

RISK FACTORS
Before purchasing any Notes, you should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including risk factors discussions in Ford Credit’s 2024 Annual Report on Form 10-K for risk factors regarding Ford and Ford Credit.
Risk Factors Relating to the Floating Rate Notes
The Secured Overnight Financing Rate (“SOFR”) published by the New York Federal Reserve has a limited performance history. The future performance of the SOFR cannot be predicted based on such limited historical performance.
The New York Federal Reserve started publishing SOFR (as defined under “Description of Notes”) in April 2018. As a result of SOFR’s limited performance history, the future performance of SOFR cannot be reliably predicted. The level of SOFR during the term of the Floating Rate Notes may bear little or no relation to the historical level of SOFR. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. The New York Federal Reserve has also started publishing historical indicative SOFR dating back to 2014, although such historical indicative data inherently involves assumptions, estimates, and approximations. The future performance of SOFR is impossible to reliably predict, and, therefore, no future performance of SOFR or the Floating Rate Notes may be inferred from any of the historical simulations or historical performance. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR or the Floating Rate Notes. Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over the term of the floating rate notes may bear little or no relation to the historical actual or historical indicative data. Changes in the levels of SOFR will affect Compounded SOFR and, therefore, the return on, and trading prices of, the Floating Rate Notes, but it is impossible to predict whether such changes will result in a positive or negative impact.
Any failure of SOFR to gain market acceptance could adversely affect the value of the Floating Rate Notes.
There can be no assurance that SOFR will gain long-term market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to the U.S. dollar London Interbank Offered Rate (“LIBOR”) in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement (“repo”) market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants may not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. The failure or delay in SOFR gaining market acceptance could adversely affect the return on the Floating Rate Notes, the market value of the Floating Rate Notes and the price at which you can sell the Floating Rate Notes in the secondary market.
The interest rate on the Floating Rate Notes is based on Compounded SOFR and the SOFR Index, both of which are relatively new in the marketplace.
For each Interest Period (as defined under “Description of Notes — Floating Rate Notes”), the interest rate on the Floating Rate Notes is based on Compounded SOFR, which is calculated according to the specific formula described under “Description of Notes — Floating Rate Notes” using the SOFR Index published by the New York Federal Reserve, and not by using SOFR published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFRs during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any Interest Period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if SOFR in respect of a particular date during an Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Notes on the Interest Payment Date for such Interest Period.
In addition, very limited market precedent exists for securities that use SOFR as the interest rate, and the method for calculating an interest rate based upon SOFR in those precedents varies. Furthermore, the New York Federal Reserve only began publishing the SOFR Index in March 2020. Accordingly, the use of the SOFR Index or the specific formula for Compounded SOFR used in the Floating Rate Notes may not be widely adopted by other market participants, if at all. You should carefully review the specific formula for Compounded SOFR used in the Floating Rate Notes before making an investment in the Floating Rate Notes. If the market adopts a different calculation method than used in the Floating Rate Notes, that would likely adversely affect the market value of the Floating Rate Notes. For additional information regarding the SOFR Index, see “Introductory Note Regarding the Secured Overnight Financing Rate and SOFR Index — SOFR Index” below.
Compounded SOFR and, therefore, the total amount of interest payable with respect to a particular Interest Period will only be capable of being determined near the end of the relevant Interest Period.
Compounded SOFR applicable to a particular Interest Period and, therefore, the total amount of interest payable with respect to such Interest Period will be determined in arrears on the Interest Determination Date (as defined under “Description of Notes — Floating Rate Notes”) for such Interest Period. Because each such date is near the end of such Interest Period and the related Interest Payment Date, you will not know the total amount of interest payable with respect to a particular Interest Period until shortly before the related Interest Payment Date, and it may be difficult for you to reliably estimate the total amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Floating Rate Notes.
The composition and characteristics of SOFR may be more volatile and are not the same as those of LIBOR. There is no guarantee that SOFR is a comparable substitute for LIBOR.
In June 2017, the New York Federal Reserve’s Alternative Reference Rates Committee (the “ARRC”) announced SOFR as its recommended alternative to U.S. dollar LIBOR. The composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions. This means that SOFR is fundamentally different from LIBOR in two key respects. First, SOFR is a secured, risk-free rate, while LIBOR is an unsecured rate reflecting counterparty risk. Second, SOFR is an overnight rate, while LIBOR represents interbank funding over different maturities, the majority of which are forward-looking maturities. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, because publication of SOFR began in April 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Floating Rate Notes may fluctuate more than floating rate securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The New York Federal Reserve has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the New York Federal Reserve will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Floating Rate Notes. For additional information regarding the Secured Overnight Financing Rate, see “Introductory Note Regarding The Secured Overnight Financing Rate and SOFR Index — Secured Overnight Financing Rate” below.

The secondary trading market for notes linked to SOFR may be limited.
The Floating Rate Notes will not have an established trading market when issued. Because SOFR is a relatively new market rate, an established trading market may never develop or may not be sufficiently liquid. Market terms for debt securities that are linked to SOFR (such as the Floating Rate Notes), such as the spread over Compounded SOFR used to determine the interest payable on the Floating Rate Notes, may evolve over time and, as a result, trading prices of the Floating Rate Notes may be lower than those of later-issued debt securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in debt securities that are similar to the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than that of debt securities that are linked to rates that are more widely used. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the Floating Rate Notes in the secondary market will have to make assumptions as to the future performance of SOFR during the applicable Interest Period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.
The administrator of SOFR may make changes that could change the value of SOFR or discontinue SOFR and has no obligation to consider your interests in doing so.
The New York Federal Reserve, as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the Floating Rate Notes, which may adversely affect the trading prices of the Floating Rate Notes. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case a fallback method of determining the interest rate on the Floating Rate Notes, as further described under “Description of Notes — Floating Rate Notes — Effect of a Benchmark Transition Event,” will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR.
The SOFR Index may be modified or discontinued and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.
The SOFR Index is published by the New York Federal Reserve based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule or rate revision practices, or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Floating Rate Notes and the trading prices of the Floating Rate Notes. In addition, the New York Federal Reserve may withdraw, modify, or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for that Interest Period has been determined.
If SOFR is discontinued, the Floating Rate Notes will bear interest by reference to a different base rate, which could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes. There is no guarantee that any replacement base rate will be a comparable substitute for SOFR.
Under certain circumstances, the interest rate on the Floating Rate Notes will no longer be determined by reference to SOFR, but instead will be determined by reference to a different rate, which will be a different Benchmark (as defined under “Description of Notes — Floating Rate Notes”) than SOFR plus a spread adjustment.
If a particular Benchmark Replacement or Benchmark Replacement Adjustment (each as defined under “Description of Notes — Floating Rate Notes”) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended, or formulated by (i) the Relevant Governmental Body (as defined under “Description of Notes”) (such as the ARRC), (ii) the International Swaps and Derivatives Association, Inc. or (iii) in certain circumstances, us or our designee. In addition, the terms of the Floating Rate Notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined under “Description of the Notes”) with respect to, among other things, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Notes in connection with a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.
In addition: (i) the composition and characteristics of the Benchmark Replacement may not be the same as those of SOFR, the Benchmark Replacement may not be the economic equivalent of SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes); (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Floating Rate Notes; (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited; and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement, and may not have an obligation to consider your interests in doing so.
We or our designee will have authority to make determinations, elections, calculations, and adjustments that could affect the value of and your return on the Floating Rate Notes.
We or our designee will make determinations, decisions, elections, calculations, and adjustments with respect to the Floating Rate Notes as set forth under “Description of Notes — Floating Rate Notes” below that may adversely affect the value of and your return on the Floating Rate Notes. In addition, we or our designee may determine the Benchmark Replacement and the Benchmark Replacement Adjustment and can apply any Benchmark Replacement Conforming Changes deemed reasonably necessary to adopt the Benchmark Replacement. Although we or our designee will exercise judgment in good faith when performing such functions, potential conflicts of interest may exist between us or our designee and you. All determinations, decisions and elections by us or our designee are in our or such designee’s sole discretion and will be conclusive for all purposes and binding on us and holders of the Floating Rate Notes absent manifest error. Further, notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, all determinations, decisions and elections by us or our designee will become effective without consent from the holders of the Floating Rate Notes or any other party. In making the determinations, decisions and elections noted under “Description of Notes — Floating Rate Notes — Effect of a Benchmark Transition Event” below, we or our designee may have economic interests that are adverse to your interests. Because the Benchmark Replacement is uncertain, we or our designee are likely to exercise more discretion in respect of calculating interest payable on the Floating Rate Notes than would be the case in the absence of a Benchmark Transition Event and its related Benchmark Replacement Date (as defined under “Description of Notes”). These potentially subjective determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

INTRODUCTORY NOTE REGARDING THE SECURED OVERNIGHT FINANCING RATE AND
SOFR INDEX
Secured Overnight Financing Rate
The Secured Overnight Financing Rate (“SOFR”) is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The following is a brief summary of SOFR and how it is calculated. Additional information about the methods used to calculate SOFR, the source of the data used to calculate SOFR, its publication schedule, and related revision practices is available on the New York Federal Reserve’s Website (which is not incorporated herein by reference).
The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level triparty repo data collected from The Bank of New York Mellon as well as general collateral finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the Fixed Income Clearing Corporation’s (“FICC’s”) delivery-versus- payment service. The New York Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of the Depository. If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its trading desk of primary dealers’ repo borrowing activity. Such daily survey may include information reported by the Underwriters (as defined herein) or their affiliates. The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.
Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 A.M., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished by approximately 2:30 P.M., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.
As SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. As a result, there can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for such Interest Period has been determined. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the Floating Rate Notes and the trading prices of the Floating Rate Notes.
The New York Federal Reserve began to publish SOFR in April 2018. The New York Federal Reserve has also begun publishing historical indicative SOFR going back to 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR. Also, since SOFR is a relatively new market index, the Floating Rate Notes will likely have no established trading market when issued, and an established trading market may never develop or may not be sufficiently liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and, as a result, trading prices of the Floating Rate Notes may be lower than those of later-issued indexed debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. Government sources.
SOFR Index
The SOFR Index is published by the New York Federal Reserve and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.
The New York Federal Reserve’s Website notes that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice.
DESCRIPTION OF NOTES
This description of the terms of the Notes adds information to the description of the general terms and provisions of debt securities in the prospectus. If this summary differs in any way from the summary in the prospectus, you should rely on this summary. The Notes are part of the debt securities registered by Ford Credit in February 2024 to be issued on terms to be determined at the time of sale.
We will issue the Notes under the Indenture, dated as of March 16, 2015, between us and The Bank of New York Mellon, as Trustee (the “Trustee”). The Indenture is summarized in the prospectus beginning on Page 5. The Indenture may be supplemented from time to time.
The 2028 Notes
The 2028 Notes will initially be limited to $1,000,000,000 aggregate principal amount, will be unsecured obligations of Ford Credit and will mature on March 20, 2028 (the “2028 Notes Maturity Date”). The 2028 Notes will be issued in minimum denominations of $200,000 and will be issued in integral multiples of $1,000 for higher amounts.
Ford Credit may, from time to time, without the consent of the holders of the 2028 Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the 2028 Notes. Any such additional notes will, together with the 2028 Notes, constitute a single series of notes under the Indenture. No additional 2028 Notes may be issued if an Event of Default has occurred with respect to the 2028 Notes.
The 2028 Notes will bear interest from March 20, 2025 at the rate of 5.918% per annum. Interest on the 2028 Notes will be payable on March 20 and September 20 of each year (each such day an “2028 Notes Interest Payment Date”), commencing September 20, 2025, to the persons in whose names the 2028 Notes were registered at the close of business on the 15th day preceding the respective 2028 Notes Interest Payment Date, subject to certain exceptions.
Interest on the 2028 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The 2028 Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.
Optional Redemption.   Prior to February 20, 2028 (one month prior to their maturity date) (the “2028 Notes Par Call Date”), Ford Credit may redeem the 2028 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Notes matured on the 2028 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and
(2)   100% of the principal amount of the 2028 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the 2028 Notes Par Call Date, Ford Credit may redeem the 2028 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by Ford Credit in accordance with the following two paragraphs.
The Treasury Rate shall be determined by Ford Credit after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Ford Credit shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2028 Notes Maturity Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the 2028 Notes Maturity Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, Ford Credit shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2028 Notes Maturity Date, as applicable. If there is no United States Treasury security maturing on the 2028 Notes Maturity Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2028 Notes Maturity Date, one with a maturity date preceding the 2028 Notes Maturity Date and one with a maturity date following the 2028 Notes Maturity Date, Ford Credit shall select the United States Treasury security with a maturity date preceding the 2028 Notes Maturity Date. If there are two or more United States Treasury securities maturing on the 2028 Notes Maturity Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Ford Credit shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Ford Credit’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of 2028 Notes to be redeemed.
In the case of a partial redemption, selection of the 2028 Notes for redemption will be made by lot by the Trustee. No 2028 Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.
For so long as the 2028 Notes are held by DTC (or another depositary), the redemption of the 2028 Notes shall be done in accordance with the policies and procedures of the depositary.
Unless Ford Credit defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2028 Notes or portions thereof called for redemption.
The Floating Rate Notes
The Floating Rate Notes will initially be limited to $350,000,000 aggregate principal amount, will be unsecured obligations of Ford Credit and will mature on March 20, 2028 (the “Floating Rate Maturity Date”). The Floating Rate Notes are not subject to redemption prior to maturity. The Floating Rate Notes will be issued in minimum denominations of $200,000 and will be issued in integral multiples of $1,000 for higher amounts. The Floating Rate Notes are not redeemable prior to maturity.
Ford Credit may, from time to time, without the consent of the holders of the Floating Rate Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Floating Rate Notes. Any such additional notes will, together with the Floating Rate Notes, constitute a single series of notes under the Indenture. No additional Floating Rate Notes may be issued if an Event of Default has occurred with respect to the Floating Rate Notes.
The Floating Rate Notes will bear interest from the Settlement Date at a floating rate determined in the manner provided below, payable on March 20, June 20, September 20 and December 20 of each year (each such day a “Floating Rate Interest Payment Date”), commencing on June 20, 2025, to the persons in whose names the Floating Rate Notes were registered at the close of business on the 15th day preceding the respective Floating Rate Interest Payment Date, subject to certain exceptions.
The per annum interest rate on the Floating Rate Notes (the “Floating Interest Rate”) in effect for each day of an Interest Period (as defined below) will be equal to Compounded SOFR (as defined below) plus 203 basis points (2.03%). The Floating Interest Rate for the initial Interest Period will be based on Compounded SOFR determined on June 18, 2025 (which is two U.S. Government Securities Business Days prior to the first Floating Rate Interest Payment Date). The Floating Interest Rate for each Interest Period after the initial Interest Period for the Floating Rate Notes will be reset on the 20th day of the months of March, June, September and December of each year, commencing June 20, 2025 (each such date a “Interest Reset Date”) until the principal on the Floating Rate Notes is paid or made available for payment. The applicable interest rate will be determined two U.S. Government Securities Business Days prior to each Interest Reset Date (each such date an “Interest Determination Date”). If any Interest Reset Date and Floating Rate Interest Payment Date for the Floating Rate Notes would otherwise be a day that is not a Business Day, such Interest Reset Date and Floating Rate Interest Payment Date will be the next succeeding Business Day.

“Interest Period” means the period from and including an Interest Reset Date or, in the case of the initial Interest Period, from and including the Settlement Date, to but excluding the next succeeding Interest Reset Date and, in the case of the last such period, from and including the Interest Reset Date immediately preceding the Floating Rate Maturity Date to but excluding such Floating Rate Maturity Date. If the Floating Rate Maturity Date is not a Business Day, then the principal amount of the Floating Rate Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day and no interest shall accrue for the Floating Rate Maturity Date, or any day thereafter.
The amount of interest accrued and payable on the Floating Rate Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the Interest Rate (Compounded SOFR plus 203 basis points (2.03%)) for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360. The amount of interest for each day that the Floating Rate Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of Floating Rate Notes.
The Floating Interest Rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. In no event will the Floating Interest Rate be less than 0.0%.
The Floating Interest Rate and amount of interest to be paid on the Floating Rate Notes for each Interest Period will be determined by the calculation agent. All calculations made by the calculation agent shall in the absence of manifest error be conclusive for all purposes and binding on Ford Credit and the holders of the Floating Rate Notes. So long as Compounded SOFR is required to be determined with respect to the Floating Rate Notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish Compounded SOFR for any Interest Period, or that Ford Credit proposes to remove such calculation agent, Ford Credit shall appoint itself or another person which is a bank, trust company, investment banking firm, or other financial institution to act as the calculation agent.
“Compounded SOFR” means, with respect to any Interest Period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.876541% or .09876541 being rounded down to 9.87654% or .0987654 and 9.876545% or .09876545 being rounded up to 9.87655% or .0987655):
where:
“SOFR IndexStart” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period;
“SOFR IndexEnd” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the latter Floating Rate Interest Payment Date relating to such Interest Period; and
“dc” is the actual number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).
For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:
(1)   the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:
(2)   if a SOFR Index value does not so appear as specified in (1) above at the SOFR Determination Time, then:

(i).   if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or
(ii).   if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.
“Secured Overnight Financing Rate” or “SOFR” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.
SOFR Index Unavailable:
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website currently at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.
Effect of a Benchmark Transition Event:
If we or our designee determine on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of all determinations on such date and for all determinations on all subsequent dates.
In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.
Any determination, decision, or election that may be made by us or our designee pursuant to this section, including a determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection:
(1)   will be conclusive and binding absent manifest error;
(2)   will be made in our or our designee’s sole discretion; and
(3)   notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.
Any determination, decision or election pursuant to the Benchmark Replacement provisions shall be made by us or our designee on the basis as described above, and in no event shall the Calculation Agent be responsible for making any such determination, decision or election. We may, in our sole discretion, designate any affiliate of ours, any agent of ours, any affiliate of an agent or any other person to make one or more determinations, decisions or elections on a temporary or permanent basis, and we may, in our sole discretion, revoke any such designation. Any person so designated in accordance with the immediately preceding sentence will be a “designee” for purposes of these Benchmark Transition provisions for so long as such designation remains in effect.

Certain Defined Terms:
As used herein:
“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date.
(1)   the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;
(2)   the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or
(3)   the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry- accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:
(1)   the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)   if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or
(3)   the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1)   in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or
(2)   in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1)   a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(2)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(3)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative of the underlying market or economic reality or may no longer be used.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).
“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.
“Observation Period” means the period from and including two U.S. Government Securities Business Days preceding a Floating Rate Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Floating Rate Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Original Issue Date to but excluding the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded

SOFR, the time determined by us or our designee after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government securities.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
None of the Trustee, the Paying Agent and the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, the Paying Agent and the Calculation Agent shall be entitled to conclusively rely on any determinations made by us or our designee without independent investigation, and none will have any liability for actions taken at our direction in connection therewith.
None of the Trustee, the Paying Agent and the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of the Trustee, the Paying Agent or the Calculation Agent shall be responsible or liable for our actions or omissions or for those of our designee, or for any failure or delay in the performance by us or our designee, nor shall any of the Trustee, the Paying Agent or the Calculation Agent be under any obligation to oversee or monitor our performance or that of our designee.
The 2032 Notes
The 2032 Notes will initially be limited to $750,000,000 aggregate principal amount, will be unsecured obligations of Ford Credit and will mature on March 19, 2032. The 2032 Notes will be issued in minimum denominations of $200,000 and will be issued in integral multiples of $1,000 for higher amounts.
Ford Credit may, from time to time, without the consent of the holders of the 2032 Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the 2032 Notes. Any such additional notes will, together with the 2032 Notes, constitute a single series of notes under the Indenture. No additional 2032 Notes may be issued if an Event of Default has occurred with respect to the 2032 Notes.
The 2032 Notes will bear interest from March 20, 2025 at the rate of 6.532% per annum. Interest on the 2032 Notes will be payable on March 19 and September 19 of each year (each such day an “2032 Notes Interest Payment Date”), commencing September 19, 2025, to the persons in whose names the 2032 Notes were registered at the close of business on the 15th day preceding the respective 2032 Notes Interest Payment Date, subject to certain exceptions.
Interest on the 2032 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
The 2032 Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.
Optional Redemption.   Prior to January 19, 2032 (two months prior to their maturity date) (the “2032 Notes Par Call Date”), Ford Credit may redeem the 2032 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on the 2032 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points less (b) interest accrued to the date of redemption, and
(2)   100% of the principal amount of the 2032 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the 2032 Notes Par Call Date, Ford Credit may redeem the 2032 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2032 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by Ford Credit in accordance with the following two paragraphs.
The Treasury Rate shall be determined by Ford Credit after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Ford Credit shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2032 Notes Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the 2032 Notes Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, Ford Credit shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2032 Notes Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2032 Notes Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2032 Notes Par Call Date, one with a maturity date preceding the 2032 Notes Par Call Date and one with a maturity date following the 2032 Notes Par Call Date, Ford

Credit shall select the United States Treasury security with a maturity date preceding the 2032 Notes Par Call Date. If there are two or more United States Treasury securities maturing on the 2032 Notes Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Ford Credit shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Ford Credit’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of 2032 Notes to be redeemed.
In the case of a partial redemption, selection of the 2032 Notes for redemption will be made by lot by the Trustee. No 2032 Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.
For so long as the 2032 Notes are held by DTC (or another depositary), the redemption of the 2032 Notes shall be done in accordance with the policies and procedures of the depositary.
Unless Ford Credit defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2032 Notes or portions thereof called for redemption.
Book-Entry, Delivery and Form
The Notes will be issued in the form of one or more fully registered Global Notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Notes in definitive form will not be issued, unless the Depository notifies Ford Credit that it is unwilling or unable to continue as depository for the Global Notes and Ford Credit fails to appoint a successor depository within 90 days or unless otherwise determined, at Ford Credit’s option. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. All interests in the Global Notes will be subject to the operations and procedures of the Depository, Euroclear and Clearstream.
Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between participants of the Depository will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository’s Same-Day Funds Settlement System.
UNITED STATES TAXATION
The following is a discussion of the material United States federal income tax and, in the case of a non- United States person, United States federal estate tax consequences of the acquisition, ownership and disposition of a Note. It applies to you only if you are the beneficial owner of a Note that you acquire at its original issuance at the issue price indicated on the cover page of this prospectus supplement and you hold the Note as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not apply to holders that are subject to special treatment under the United States federal income tax law, such as:
•
dealers in securities or currencies;

•
financial institutions or life insurance companies;

•
tax-exempt organizations;

•
S corporations, real estate investment trusts or regulated investment companies;

•
persons holding Notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•
taxpayers subject to the alternative minimum tax;

•
U.S. holders (as defined below) with a functional currency other than the United States dollar; or

•
certain United States expatriates.

The discussion is based on the Code, Treasury regulations (including temporary regulations) promulgated thereunder, rulings, published administrative positions of the United States Internal Revenue Service (the “IRS”) and judicial decisions, all as of the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect, or to different interpretations.
This discussion does not purport to address all of the United States federal income tax consequences that may be applicable to you in light of your personal investment circumstances or status, including the Medicare tax on net investment income. Prospective purchasers of Notes should consult their own tax advisors concerning United States federal income tax consequences of acquiring, owning and disposing of the Notes, as well as any state, local or foreign tax consequences.
U.S. Holders
This section describes the material United States federal income tax consequences to U.S. holders. You are a “U.S. holder” for purposes of this discussion if you are, for United States federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate that is subject to United States federal income taxation without regard to the source of its income; or

•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) a valid election is in effect under applicable Treasury regulations for the trust to be treated as a United States person.

If a United States partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of the Notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of Notes that is a partnership and partners in such partnership should consult their tax advisors.
Interest.   Generally, a U.S. holder will include stated interest on the Notes as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for United States federal income tax purposes.
Sale or Other Disposition of Notes.   Upon the sale or other taxable disposition of a Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition, except to the extent such amount is attributable to accrued but unpaid stated interest (which will be treated as interest as described above), and the holder’s tax basis in the Note. Your tax basis in your Note generally will be your cost of the Note.
Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if your holding period in the Note exceeds one year. Long-term capital gains recognized by non-corporate holders generally will be subject to a lower tax rate than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.
Non-United States Holders
This section describes the material United States federal income and estate tax consequences to non- United States persons. For purposes of this discussion, a non-United States person is a beneficial owner of a Note that is neither a U.S. holder nor an entity or arrangement that is treated as a partnership for United States federal income tax purposes. Subject to the discussions of backup withholding and FATCA below:
(i)   payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to the 30% United States federal withholding tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford Motor Company entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to Ford Motor Company through stock ownership, and (c) either (I) the beneficial owner of the Note provides a properly completed IRS Form W-8BEN or W-8BEN-E to the person otherwise required to withhold United States federal income tax from such interest certifying, under penalties of perjury, that, among other things, it is not a United States person and provides its name and address or (II) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”), and holds the Note on behalf of a non-United States person, certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that the certification described above in clause (I) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner’s agent provides a properly completed IRS Form W-8BEN or W-8BEN-E claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner’s agent provides a properly completed IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;
(ii)   a non-United States person will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and
(iii)   a Note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford Motor Company entitled to vote and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.
Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a holder of a Note who is a non-United States person (and, if an applicable tax treaty so requires, is attributable to a permanent establishment in the United States of such holder), although exempt from United States withholding tax (provided the non-United States person provides the appropriate certification), generally will be subject to United States income tax in the same manner as if such interest was earned by a U.S. holder. In addition, if such holder is a non-United States corporation, it may be subject to a branch profits tax at a rate of 30% (or such lower rate provided by an applicable income tax treaty) of its annual earnings and profits that are so effectively connected, subject to specific adjustments.

Backup Withholding and Information Reporting
In general, information reporting requirements will apply to certain payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate U.S. holders of the Notes, and “backup withholding” generally will apply to such payments if the holder fails to provide an accurate taxpayer identification number (on an IRS Form W-9) in the manner required or to report all interest and dividends required to be shown on its United States federal income tax returns.
Information reporting on IRS Form 1099 and backup withholding generally will not apply to payments made by Ford Credit or a paying agent to a non-United States person on a Note if a properly completed certification of foreign status on an appropriate IRS Form W-8 is provided to Ford Credit or its paying agent, as described above.
Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or a United States branch of a foreign bank or foreign insurance company, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner properly certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s United States federal income tax, provided the necessary information is furnished to the IRS.
Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the IRS and furnished to such beneficial owner. Copies of information returns may be provided to tax authorities in a beneficial owner’s country of residence pursuant to a treaty or other agreement.
FATCA
Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to certain foreign financial institutions and certain other non-U.S. entities.
Specifically, a 30% withholding tax may be imposed on payments of interest on Notes made to a “foreign financial institution” or a “non-financial foreign entity” (in each case, as defined in the Code), regardless of whether such foreign institution or entity is a beneficial owner or an intermediary, unless (1) in the case of a foreign financial institution, the foreign financial institution undertakes certain diligence and reporting obligations, (2) in the case of a non-financial foreign entity, the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner and satisfies certain other requirements or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “U.S. persons” or “U.S.-owned foreign entities” (in each case, as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non- compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Prospective purchasers of Notes should consult their tax advisors regarding the consequences and application of the rules under FATCA.

UNDERWRITING
Ford Credit is selling the Notes to the several Underwriters named below under an Underwriting Agreement dated March 5, 2024 and related Pricing Agreement dated March 18, 2025. J.P. Morgan Securities LLC, Lloyds Securities Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., and Wells Fargo Securities, LLC are acting as representatives of the Underwriters.
The Underwriters and the amount of Notes each has agreed to severally purchase from Ford Credit are as follows:
Underwriter	Principal Amount of 2028 Notes
J.P. Morgan Securities, LLC	$90,000,000
Lloyds Securities Inc.	90,000,000
Morgan Stanley & Co. LLC	90,000,000
RBC Capital Markets, LLC	90,000,000
SMBC Nikko Securities America, Inc.	90,000,000
Wells Fargo Securities, LLC	90,000,000
Banco Bradesco BBI S.A.	90,000,000
Commerz Markets LLC	90,000,000
NatWest Markets Securities Inc.	90,000,000
Academy Securities, Inc.	40,000,000
BNY Mellon Capital Markets, LLC	40,000,000
Loop Capital Markets LLC	40,000,000
Santander US Capital Markets LLC	40,000,000
Mischler Financial Group, Inc.	7,500,000
Roberts & Ryan Investments, Inc.	7,500,000
Samuel A. Ramirez & Company, Inc.	7,500,000
Telsey Advisory Group LLC	7,500,000
Total	$1,000,000,000
Underwriter	Principal Amount of Floating Rate Notes
J.P. Morgan Securities, LLC	$31,500,000
Lloyds Securities Inc.	31,500,000
Morgan Stanley & Co. LLC	31,500,000
RBC Capital Markets, LLC	31,500,000
SMBC Nikko Securities America, Inc.	31,500,000
Wells Fargo Securities, LLC	31,500,000
Banco Bradesco BBI S.A.	31,500,000
Commerz Markets LLC	31,500,000
NatWest Markets Securities Inc.	31,500,000
Academy Securities, Inc.	14,000,000
BNY Mellon Capital Markets, LLC	14,000,000
Loop Capital Markets LLC	14,000,000
Santander US Capital Markets LLC	14,000,000
Mischler Financial Group, Inc.	2,625,000
Roberts & Ryan Investments, Inc.	2,625,000
Samuel A. Ramirez & Company, Inc.	2,625,000
Telsey Advisory Group LLC	2,625,000
Total	$350,000,000

Underwriter	Principal Amount of 2032 Notes
J.P. Morgan Securities, LLC	$67,500,000
Lloyds Securities Inc.	67,500,000
Morgan Stanley & Co. LLC	67,500,000
RBC Capital Markets, LLC	67,500,000
SMBC Nikko Securities America, Inc.	67,500,000
Wells Fargo Securities, LLC	67,500,000
Banco Bradesco BBI S.A.	67,500,000
Commerz Markets LLC	67,500,000
NatWest Markets Securities Inc.	67,500,000
Academy Securities, Inc.	30,000,000
BNY Mellon Capital Markets, LLC	30,000,000
Loop Capital Markets LLC	30,000,000
Santander US Capital Markets LLC	30,000,000
Mischler Financial Group, Inc.	5,625,000
Roberts & Ryan Investments, Inc.	5,625,000
Samuel A. Ramirez & Company, Inc.	5,625,000
Telsey Advisory Group LLC	5,625,000
Total	$750,000,000
Under the terms and conditions of the Underwriting Agreement and the related Pricing Agreement, if the Underwriters take any of the Notes, then they are obligated to take and pay for all of the Notes.
The Underwriters have advised Ford Credit that they propose initially to offer the Notes directly to purchasers at the respective initial public offering prices set forth on the cover page of this prospectus supplement, and may offer the Notes to certain securities dealers at such price less a concession, not in excess of 0.1500% of the initial public offering price of the 2028 Notes, 0.1500% of the initial public offering price of the Floating Rate Notes and 0.2000% of the initial public offering price of the 2032 Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.0750% of the initial public offering price of the 2028 Notes, 0.0750% of the initial public offering price of the Floating Rate Notes and 0.1000% of the initial public offering price of the 2032 Notes, to certain other dealers. After the Notes are released for sale to the public, the offering prices and other selling terms with respect to the Notes may from time to time be varied by the Underwriters.
One or more of the Underwriters may not be U.S.-registered broker-dealers. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers.
Bradesco Securities Inc. will act as agent of Banco Bradesco BBI S.A. for sales of the notes in the United States of America. Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make sales of any notes in the United States to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities Inc. are affiliates of Banco Bradesco S.A.
BNY Mellon Capital Markets, LLC, one of the underwriters participating in the offering, is an affiliate of the trustee.
Each series of Notes is a new issue of securities with no established trading market. Ford Credit has been advised by the Underwriters that they intend to make a market in each series of the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any series of the Notes.
In connection with the offering, the Underwriters in the United States may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over- allot in connection with the offering, creating a short position with respect to any series of the Notes. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover any short position or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of any series of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.
In connection with the offering of the Notes, the Underwriters (or persons acting on their behalf) may over-allot the Notes or effect transactions with a view to supporting the market price of the Notes during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than 30 days after the date on which the Issuer received the proceeds of the issue, or no later than 60 days after the date of allotment of the securities, whichever is the earlier. Any stabilization action or over-allotment must be conducted by the Underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules and will be undertaken at the efforts of the Underwriters (or persons acting on their behalf) and on the over the counter market.
No Public Offering Outside the United States
No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to Ford Credit, in any jurisdiction where action for that purpose is required. Accordingly, the Notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.
Notice to Prospective Investors in the European Economic Area
This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (“EEA”) will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Each person in a member state of the EEA who receives any communication in respect of, or who acquires any Notes under, the offer to the public contemplated in this prospectus supplement or to whom the Notes are otherwise made available, will be deemed to have represented, warranted and agreed to and with each Underwriter and Ford Credit that it and any person on whose behalf it acquires Notes is not a “retail investor” (as defined above).
Any distributor subject to MiFID II subsequently offering, selling or recommending the Notes is responsible for undertaking its own target market assessment in respect of the Notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither Ford Credit nor any of the Underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

Notice to Prospective Investors in the United Kingdom
This prospectus supplement has been prepared on the basis that any offer of Notes in the United Kingdom (the “UK”) will be made pursuant to an exemption under Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (the “UK Prospectus Regulation”) and the Financial Services and Markets Act 2000 (as amended, the “FSMA”) from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Each person in the UK who receives any communication in respect of, or who acquires any Notes under, the offer to the public contemplated in this prospectus supplement or to whom the Notes are otherwise made available, will be deemed to have represented, warranted and agreed to and with each Underwriter and Ford Credit that it and any person on whose behalf it acquires Notes is not a “retail investor” (as defined above).
Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) subsequently offering, selling or recommending the Notes is responsible for undertaking its own target market assessment in respect of the Notes and determining appropriate distribution channels. Neither Ford Credit nor any of the Underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).
This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
All secondary trading in the Notes will settle in immediately available funds.
Ford Credit has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Ford Credit estimates that it will spend approximately $250,000 for printing, registration fees, rating agency and other expenses related to the offering of the Notes. The Underwriters have agreed to reimburse Ford Credit for certain expenses.
In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking, general financing and/or investment banking transactions with Ford Credit, Ford and certain of their affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Ford Credit or Ford. Certain of the Underwriters or their affiliates that have a lending relationship with Ford Credit, Ford and certain of their affiliates routinely hedge their credit exposure to Ford Credit, Ford and certain of their affiliates consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL OPINIONS
The legality of the Notes offered by Ford Credit hereby will be passed on for Ford Credit by David Witten, Managing Counsel and Assistant Secretary of Ford, or other counsel satisfactory to the Underwriters. The Underwriters are being represented by Gibson, Dunn & Crutcher LLP, New York, New York. Mr. Witten is a full-time employee of Ford, and owns shares of common stock of Ford. Gibson, Dunn & Crutcher LLP has in the past provided, and may continue to provide, legal services to Ford and its subsidiaries.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ford Motor Credit Company LLC
Senior Debt Securities,
Subordinated Debt Securities and Warrants
This prospectus is part of a registration statement that Ford Credit filed with the SEC. Under this registration, Ford Credit may, from time to time, sell the following types of securities described in this prospectus in one or more offerings:
•
our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

•
warrants to purchase debt securities; or

•
any combination of these securities.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update, or change information contained in this prospectus.
Investments in the securities involve certain risks. See “Risk Factors” beginning on page 1 of this prospectus.
You should read both this prospectus and any prospectus supplement or term sheet together with additional information described under the heading “Where You Can Find More Information”.
Our principal executive offices are located at:
Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126
313-322-3000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 7, 2024.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.
The securities are not being offered in any jurisdiction where the offer is not permitted.
You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

RISK FACTORS
Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Credit Company LLC, referred to hereafter as Ford Credit, and Ford Motor Company, referred to hereafter as Ford, are discussed in Ford Credit’s periodic reports referred to in “Where You Can Find More Information,” below. For example, Ford Credit’s Annual Report on Form 10-K for the year ended December 31, 2023 contains a discussion of material risks that could be relevant to an investment in the securities. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.
WHERE YOU CAN FIND MORE INFORMATION
You can learn more about the financial results and credit ratings of Ford Credit by reading the annual, quarterly, and current reports and other information Ford Credit files with the Securities and Exchange Commission, referred to hereafter as the SEC. Ford Credit’s SEC filings are available to you at the SEC’s web site at http://www.sec.gov.
The SEC allows Ford Credit to incorporate by reference into this prospectus the information it files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of all the securities has been completed.
•
Annual Report of Ford Credit on Form 10-K for the year ended December 31, 2023, which is referred to hereafter as the 2023 10-K Report.

•
Current Reports of Ford Credit on Form 8-K filed in 2024 on January 4, 2024, January 5, 2024, and January 9, 2024.

These reports include information about Ford as well as information about Ford Credit.
You may request copies of these filings at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address:
Ford Motor Credit Company LLC
One American Road
Dearborn, MI 48126
Attn: Corporate Secretary
1-800-426-2888

INFORMATION CONCERNING FORD CREDIT
Ford Credit was incorporated in Delaware in 1959, was converted to a Delaware limited liability company on May 1, 2007, and is an indirect, wholly owned subsidiary of Ford Motor Company (“Ford”). As used herein “Ford Credit” refers to Ford Motor Credit Company LLC and its subsidiaries unless the context otherwise requires. Ford Credit’s principal executive offices are located at One American Road, Dearborn, Michigan 48126, and its telephone number is (313) 322-3000.
Products and Services.   Ford Credit offers a wide variety of automotive financing products to and through automotive dealers throughout the world. The predominant share of its business consists of financing Ford and Lincoln vehicles and supporting the dealers of those brands. Ford Credit earns its revenue primarily from:
•
Payments made under retail installment sale and finance lease (retail financing) and operating lease contracts that it originates and purchases;

•
Interest rate supplements and other support payments from Ford and affiliated companies; and

•
Payments made under dealer financing programs.

As a result of its financing activities, Ford Credit has a large portfolio of finance receivables and operating leases which it classifies into two portfolios — “consumer” and “non-consumer.”
Finance receivables and operating leases in the consumer portfolio include products offered to individuals and businesses that finance the acquisition of Ford and Lincoln vehicles from dealers for personal and commercial use. Retail financing includes retail installment sale contracts for new and used vehicles and finance leases (comprised of sales-type and direct financing leases) for new vehicles to retail and commercial customers, including leasing companies, government entities, daily rental companies, and fleet customers.
Finance receivables in the non-consumer portfolio include products offered to automotive dealers and receivables related to Ford and its affiliates. Ford Credit makes wholesale loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing, as well as loans to dealers to finance working capital and improvements to dealership facilities, finance the purchase of dealership real estate, and finance other dealer vehicle programs. Ford Credit also purchases receivables from Ford and its affiliates, primarily related to the sale of parts and accessories to dealers and certain used vehicles from daily rental fleet companies. In addition, Ford Credit provides financing to Ford for vehicles that Ford leases to its employees.
Ford Credit also services the finance receivables and operating leases it originates and purchases, make loans to Ford affiliates, and provides insurance services related to its financing programs.
Geographic Scope of Operations and Segment Information.   Ford Credit conducts its financing operations directly and indirectly through its subsidiaries and affiliates. Ford Credit offers substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. Ford Credit segments its business based on geographic regions: the United States and Canada, Europe, and All Other. Items excluded in assessing segment performance because they are managed at the corporate level, i.e., market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions, are reflected in Unallocated Other.
United States and Canada Segment
Ford Credit’s United States and Canada segment represented 81% of total net receivables at both year-end 2022 and 2023. Ford Credit’s United States operations accounted for 87% and 88% of the United States and Canada segment total net receivables at year-end 2022 and 2023, respectively.
Under the Ford Credit, Lincoln Automotive Financial Services, and Ford Pro FinSimple brand names, Ford Credit provides financing services to and through dealers of Ford and Lincoln vehicles for personal and commercial use. Operations in some markets may also include joint ventures with local financial institutions and other third parties. In addition, other private label operations and alternative business arrangements exist in some markets.

Europe Segment
The Europe segment represented 15% of total net receivables at both year-end 2022 and 2023. Ford Credit’s operations in Europe are managed primarily through a United Kingdom-based subsidiary, FCE Bank plc (“FCE”), along with affiliates in Poland, Belgium, Switzerland, the Czech Republic, and Hungary. FCE operates in the United Kingdom, and has active branches in France, Spain, and Ireland, as well as operating subsidiaries in Germany and Italy that provide a variety of retail and dealer financing. The United Kingdom and Germany are Ford Credit’s largest markets in Europe, representing 61% and 58% of Europe segment net receivables at year-end 2022 and 2023, respectively. Customers and dealers in Italy, France, and Spain were 30% and 35% of Europe segment net receivables at year-end 2022 and 2023, respectively. FCE, through its Worldwide Trade Financing division, provides wholesale finance for vehicles and parts in about 60 countries. Typically, this includes direct markets where there is no National Sales Company but also in other markets where there is not a traditional Ford Credit financing solution. This represented 2% of Europe segment net receivables at both year-end 2022 and 2023. In addition, other private label operations and alternative business arrangements exist in some markets.
All Other Segment
Ford Credit’s All Other segment includes operations in Mexico, China, and a joint venture in South Africa, and Ford Credit is winding down its operations in Brazil, Argentina, and India. This segment represented 4% of total net receivables at both year-end 2022 and 2023. In addition, other private label operations and alternative business arrangements exist in some markets.
USE OF PROCEEDS
Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans, and for use in connection with the retirement of debt.
Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit’s long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions, and other factors.
PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC. Under this registration process, we may sell any combination of the following securities in one or more offerings:
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unsecured debt securities (“debt securities”), which may be either senior (the “senior securities”) or subordinated (the “subordinated securities”); or

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warrants to purchase debt securities (“debt warrants”).

The terms of the securities will be determined at the time of offering.
We will refer to the debt securities and debt warrants, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement as the “offered securities.” The offered securities, together with any debt securities, issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the “securities.”
Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Act”), we may add to and offer additional securities, including those to be sold by security holders, by filing a prospectus supplement with the SEC at the time of the offer.
PROSPECTUS SUPPLEMENT
This prospectus provides you with a general description of the debt securities and debt warrants we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update, or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described above under the heading “Where You Can Find More Information.”
The prospectus supplement to be provided with this prospectus will describe the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.
For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.
DESCRIPTION OF DEBT SECURITIES
We will issue debt securities in one or more series under an Indenture, dated as of March 16, 2015, between us and The Bank of New York Mellon, as Trustee (the “Trustee”). The Indenture may be supplemented from time to time.
The Indenture is a contract between us and The Bank of New York Mellon acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us.
The Indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under “Limitation on Liens” and “Merger and Consolidation.” Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.
The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.
General
The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.
The prospectus supplement that will accompany this prospectus will describe the particular series of debt securities being offered by including:
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the designation or title of the series of debt securities;

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the total principal amount of the series of debt securities;

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the percentage of the principal amount at which the series of debt securities will be offered;

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the date or dates on which principal will be payable;

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the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

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the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

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the terms for redemption, extension, or early repayment, if any;

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the currencies in which the series of debt securities are issued and payable;

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the provision for any sinking fund;

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any additional restrictive covenants;

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any additional Events of Default;

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whether the series of debt securities are issuable in certificated form;

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any special tax implications, including provisions for original issue discount;

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any provisions for convertibility or exchangeability of the debt securities into or for any other securities, including into or for any securities of a third party;

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whether the debt securities are subject to subordination and the terms of such subordination; and

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any other terms.

The debt securities will be unsecured obligations of Ford Credit. Senior debt securities will rank equally with Ford Credit’s other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See “— Subordination” below.
Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.
Unless otherwise specified in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars.
Payment of the purchase price of the debt securities must be made in immediately available funds.
As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation, or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation, or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET 2) System, or any successor system, is open).
For SOFR Notes (as defined below), “U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government securities.
“Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
South African rand	Johannesburg
Swiss francs	Zurich
Unless otherwise specified in the applicable prospectus supplement, the authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency debt securities will be set forth in the applicable prospectus supplement .
The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.
Interest
Interest-bearing debt securities will bear interest from their respective dates of issue at a fixed rate (“Fixed Rate Notes”) or a floating rate (“Floating Rate Notes,” and Fixed Rate Notes and Floating Rate Notes are collectively referred to hereafter as “Notes.”). The applicable prospectus supplement will specify the interest rate applicable to each interest-bearing Note and the frequency with which interest is payable. Unless otherwise specified in the prospectus supplement and/or term sheet relating to interest-bearing Notes, the following applicable terms will apply.
Interest, if any, on the Notes will be payable in arrears on each Interest Payment Date to the persons in whose names the Notes are registered at the close of business on the 15th day preceding each such Interest Payment Date.
The “Interest Payment Dates” for interest-bearing Notes with the stated payment frequencies will be as follows:
Interest Payment Frequency	Interest Payment Dates
Monthly	Twentieth day of each calendar month, beginning in the first calendar month following the month in which the Note was issued.
Quarterly	Twentieth day of every third month, beginning in the third calendar month following the month in which the Note was issued.
Semiannual	Twentieth day of every sixth month, beginning in the sixth calendar month following the month in which the Note was issued.
Annual	Twentieth day of every twelfth month, beginning in the twelfth calendar month following the month in which the Note was issued.
Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of Notes from time to time, but no change of terms will affect any Note previously issued or as to which we have accepted an offer to purchase.
Each interest payment on a Note will include interest accrued from, and including, the issue date, the Interest Reset Date (as defined herein), or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be (each such time period an “Interest Period”).

Fixed Rate Notes
Each Fixed Rate Note will bear interest at a fixed interest rate per annum. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the Maturity Date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, then the principal and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or on such Interest Payment Date.
Floating Rate Notes
Each Floating Rate Note will have an interest rate basis or formula. Ford Credit may base that formula on:
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the Commercial Paper Rate;

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SOFR;

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EURIBOR;

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the Federal Funds Rate;

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the Prime Rate;

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the Treasury Rate; or

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another interest rate basis or formula.

The prospectus supplement or term sheet also will indicate any Spread which will be added to or subtracted from (or which will be applied as a multiplier) the interest rate formula to determine the interest rate. A Floating Rate Note may have either of the following: a ceiling on the rate at which interest may accrue during any Interest Period (a “Maximum Interest Rate”), and a floor on the rate at which interest may accrue during any Interest Period, which floor may not be less than zero. In addition to any Maximum Interest Rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.
Ford Credit will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Ford Credit may appoint itself or an affiliate as calculation agent. Unless a different party is identified in the prospectus supplement or term sheet, The Bank of New York Mellon will be the calculation agent. In most cases, a Floating Rate Note will have a specified “Interest Reset Date,” “Interest Determination Date” and “Calculation Date” associated with it. An Interest Reset Date is the date on which the interest rate on a Floating Rate Note changes. An Interest Determination Date is the date as of which the new interest rate is determined, based on the applicable interest rate basis or formula. The Calculation Date is the date by which the calculation agent will determine the new interest rate for a particular Interest Reset Date.
Change of Interest Rate.   Ford Credit may reset the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semi-annually, annually, or on some other basis specified in the applicable prospectus supplement or term sheet.
The related prospectus supplement or term sheet will describe the initial interest rate and/or interest rate formula for each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined as of each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the next Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a SOFR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.
Date Interest Rate is Determined.   The Interest Determination Date for Floating Rate Notes will be specified in the applicable prospectus supplement or term sheet.

Index Maturity
The prospectus supplement or term sheet for each Floating Rate Note will typically specify an “Index Maturity” for such Notes, which is the period to maturity of the instrument or obligation on which the floating interest rate formula is based (e.g., “Three Month Term SOFR”).
Calculation Date.   The “Calculation Date,” if applicable, relating to an Interest Determination Date will be the earlier of (1) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next following Business Day, or (2) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.
Upon the request of the beneficial holder of any Floating Rate Note, Ford Credit will provide, or cause the calculation agent to provide, the interest rate then in effect for such Floating Rate Note and, if available, the interest rate that will become effective on the next Interest Reset Date for such Floating Rate Note.
Payment of Interest.   Payments of interest on Floating Rate Notes will be paid on the Interest Payment Dates and on the day of maturity, redemption, or repurchase.
Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be.
Ford Credit will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. The Regular Record Date for a Floating Rate Note will be on the 15th day (whether or not a Business Day) preceding the Interest Payment Date. If an Interest Payment Date for any Floating Rate Note (but not the Maturity Date) is not a Business Day, the Interest Payment Date will be postponed to the next Business Day, except that in the case of SOFR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.
Ford Credit will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day will be computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).
Calculation of Interest.   The interest rate basis for different types of Floating Rate Notes will be determined as follows.
Commercial Paper Rate Notes.   The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate for that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 p.m. New York City time on the Calculation Date for such Interest Determination Date under the heading “Commercial Paper — Nonfinancial”.
The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:
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If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest

Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper — Nonfinancial.”
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If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of US dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is “Aa”, or the equivalent, from a nationally recognized securities rating organization. The calculation agent in consultation with Ford Credit will select the three dealers referred to above.

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If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:
where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the reset period for which interest is being calculated.
SOFR Notes.   The Secured Overnight Financing Rate (“SOFR”) is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The following is a brief summary of SOFR and how it is calculated. Additional information about the methods used to calculate SOFR, the source of the data used to calculate SOFR, its publication schedule, and related revision practices is available on the New York Federal Reserve’s Website (which is not incorporated herein by reference).
The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level triparty repo data collected from The Bank of New York Mellon as well as general collateral finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the Fixed Income Clearing Corporation’s delivery-versus-payment service. The New York Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of The Depository Trust Company (“DTC”). If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its trading desk of primary dealers’ repo borrowing activity. Such daily survey may include information reported by the underwriters or their affiliates. The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.
Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 A.M., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished by approximately 2:30 P.M., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.
As SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. As a result, there can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR Notes. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for such Interest Period has been determined. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the SOFR Notes and the trading prices of the SOFR Notes.
The New York Federal Reserve began to publish SOFR in April 2018. The New York Federal Reserve has also begun publishing historical indicative SOFR going back to 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR. Also, since SOFR is a relatively new market index, the SOFR Notes will likely have no established trading market when issued, and an established trading market may never develop or may not be sufficiently liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and, as a result, trading prices of the SOFR Notes may be lower than those of later-issued indexed debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the SOFR Notes, the trading price of the SOFR Notes may be lower than those of notes linked to indices that are more widely used. Investors in the SOFR Notes may not be able to sell the SOFR Notes at all or may not be able to sell the SOFR Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
The information contained in this section “SOFR Notes” is based upon the New York Federal Reserve’s Website and other U.S. Government sources, as of the date of this prospectus.
SOFR Index:
The SOFR Index is published by the New York Federal Reserve and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.
The New York Federal Reserve’s Website notes that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice.
Interest Rate:
The per annum interest rate on the SOFR Notes (the “SOFR Interest Rate”) in effect for each day of an Interest Period (as defined below) will be equal to Compounded SOFR (as defined below) plus a spread. The applicable interest rate will be determined two U.S. Government Securities Business Days prior to each Interest Reset Date (each such date a “SOFR Interest Determination Date”). If any Interest Reset Date and Floating Rate Interest Payment Date for the SOFR Notes would otherwise be a day that is not a Business Day, such Interest Reset Date and Floating Rate Interest Payment Date will be the next succeeding Business Day.

The amount of interest accrued and payable on the SOFR Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the SOFR Notes multiplied by (ii) the product of (a) the Interest Rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360. The amount of interest for each day that the SOFR Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the SOFR Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of SOFR Notes.
The SOFR Interest Rate on the SOFR Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. In no event will the SOFR Interest Rate be less than 0.0%.
The SOFR Interest Rate and amount of interest to be paid on the SOFR Notes for each Interest Period will be determined by the calculation agent. All calculations made by the calculation agent shall in the absence of manifest error be conclusive for all purposes and binding on Ford Credit and the holders of the SOFR Notes. So long as Compounded SOFR is required to be determined with respect to the SOFR Notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish Compounded SOFR for any Interest Period, or that Ford Credit proposes to remove such calculation agent, Ford Credit shall appoint itself or another person which is a bank, trust company, investment banking firm, or other financial institution to act as the calculation agent.
“Compounded SOFR” means, with respect to any Interest Period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.876541% or .09876541 being rounded down to 9.87654% or .0987654 and 9.876545% or .09876545 being rounded up to 9.87655% or .0987655):
where:
“SOFR IndexStart” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period;
“SOFR IndexEnd” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the latter Floating Rate Interest Payment Date relating to such Interest Period; and
“dc” is the actual number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).
For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:
(1) the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:
(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Determination Time, then:
(i). if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or
(ii). if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“Secured Overnight Financing Rate” or “SOFR” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.
SOFR Index Unavailable:
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated SOFR Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website currently at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.
Effect of a Benchmark Transition Event:
If we or our designee determine on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the SOFR Notes in respect of all determinations on such date and for all determinations on all subsequent dates.
In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.
Any determination, decision, or election that may be made by us or our designee pursuant to this section, including a determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection:
(1)
will be conclusive and binding absent manifest error;

(2)
will be made in our or our designee’s sole discretion; and

(3)
notwithstanding anything to the contrary in the documentation relating to the SOFR Notes, shall become effective without consent from the holders of the SOFR Notes or any other party.

Any determination, decision or election pursuant to the Benchmark Replacement provisions shall be made by us or our designee on the basis as described above, and in no event shall the Calculation Agent be responsible for making any such determination, decision or election. We may, in our sole discretion, designate any affiliate of ours, any agent of ours, any affiliate of an agent or any other person to make one or more determinations, decisions or elections on a temporary or permanent basis, and we may, in our sole discretion, revoke any such designation. Any person so designated in accordance with the immediately preceding sentence will be a “designee” for purposes of these Benchmark Transition provisions for so long as such designation remains in effect.
Certain Defined Terms:
As used herein:
“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date.
(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;
(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or
(3) the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:
(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or
(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative of the underlying market or economic reality or may no longer be used.
“ISDA Definitions” means the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).
“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.
“Observation Period” means the period from and including two U.S. Government Securities Business Days preceding a Floating Rate Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Floating Rate Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Original Issue Date to but excluding the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
None of the Trustee, the Paying Agent and the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, the Paying Agent and the Calculation Agent shall be entitled to conclusively rely on any determinations made by us or our designee without independent investigation, and none will have any liability for actions taken at our direction in connection therewith.
None of the Trustee, the Paying Agent and the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of the Trustee, the Paying Agent or the Calculation Agent shall be responsible or liable for our actions or omissions or for those of our designee, or for any failure or delay in the performance by us or our designee, nor shall any of the Trustee, the Paying Agent or the Calculation Agent be under any obligation to oversee or monitor our performance or that of our designee.
EURIBOR Notes.   The “EURIBOR” for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable pricing supplement or term sheet, beginning on the second TARGET Business Day after such EURIBOR Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 (or any other page as may replace that page on that service) as of 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date.
The following procedure will be followed if EURIBOR cannot be determined as described above:
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EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent in consultation with Ford Credit: euro deposits having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the quotations.

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If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that Interest Determination Date, by three major banks in the euro-zone selected by the calculation agent in consultation with Ford Credit: loans of euro having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

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If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.
Federal Funds Rate Notes.   The “Federal Funds Rate” will be calculated by reference to either the “Federal Funds (Effective) Rate”, the “Federal Funds Open Rate” or the “Federal Funds Target Rate”, as specified in the applicable pricing supplement or term sheet. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a “Federal Funds Rate Interest Determination Date”), in accordance with the following provisions:
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If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption “Federal funds (effective),” as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) (“Reuters Page FEDFUNDS1”) under the heading “EFFECT,” or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal funds (effective).”

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The following procedure will be followed if “Federal Funds (Effective) Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit, prior to 9:00 a.m., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

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If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date under the heading “Federal Funds” for the relevant Index Maturity and opposite the caption “Open” as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) (“Reuters Page 5”), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the Federal Funds Rate Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

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The following procedure will be followed if “Federal Funds Open Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

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If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate

Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) (“Reuters Page USFFTARGET=”).
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The following procedure will be followed if “Federal Funds Target Rate” is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date.

Prime Rate Notes.   The “Prime Rate” for any Interest Determination Date is the prime rate or base lending rate for that date, as published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not yet published on the Calculation Date, the rate for such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”
The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:
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If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as “US Prime 1” as that bank’s prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that Interest Determination Date.

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If at least one rate but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in the City of New York selected by the calculation agent in consultation with Ford Credit.

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If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

“Reuters Screen US PRIME 1” means the display on the Reuters 3000 Xtra Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) or such other recognized electronic source for the purpose of displaying prime rates or base lending rates of major United States banks.
Treasury Rate Notes.   The “Treasury Rate” for any Interest Determination Date is the rate for that date set at the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity described in the related prospectus supplement or term sheet under the caption “INVEST RATE” on the display on Reuters on page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date.
The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:
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If the rate is not so published on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills (secondary market).”
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If the rate is not published by 3:00 p.m. New York City time on the Calculation Date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as otherwise announced by the United States Department of Treasury.

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If the results of the most recent auction of Treasury bills having the Index Maturity described in the prospectus supplement or term sheet are not yet published or announced as described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) prior to 3:00 p.m. New York City time under the caption “U.S. Government securities/Treasury bills/Secondary market” or, if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on such Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government securities/Treasury bills/Secondary market.”

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If such rate is not published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related prospectus supplement or terms sheet. The calculation agent in consultation with Ford Credit will select the three dealers referred to above.

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If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:
where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Period.
Indexed Notes
We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes,” are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.
If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.
Renewable Notes
We may issue Renewable Notes (“Renewable Notes”), which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet.
The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the maturity date cannot be renewed.
If a Renewable Note is represented by a global security, DTC or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.
Extendible Notes
We may issue Notes whose stated maturity date may be extended at our option (an “Extendible Note”) for one or more whole-year periods (each, an “Extension Period”), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet.
We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then-effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail or, if the Extendible Note is represented by a global security, send electronically (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice (an “Extension Notice”) informing the holder of our election, the new maturity date and any updated terms. Upon the sending of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.
However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by sending or causing the Trustee (or paying agent) to send notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.
If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then-effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:
(1) the Extendible Note with the form “Option to Elect Repayment” on the reverse of the Note duly completed; or

(2) a facsimile transmission, telex or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however; that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.
If an Extendible Note is represented by a global security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.
Limitation on Liens
If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a “Mortgage”) any of its property or assets to secure indebtedness for borrowed money, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed 5 percent of Consolidated Net Tangible Assets (as defined in the Indenture) of Ford Credit and its consolidated subsidiaries in the aggregate at any one time outstanding and does not apply to:
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certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

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Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

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Mortgages in favor of Ford Credit or any Restricted Subsidiary;

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Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

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deposits made in connection with pending litigation;

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Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

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Mortgages in connection with any Hedging Transaction (as defined in the Indenture);

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Mortgages in connection with, or pursuant to, any Qualified Securitization Transaction (as defined in the Indenture); and

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any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).

Merger and Consolidation
The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see “Limitation on Liens” above) without equally and ratably securing the debt securities. (Section 8.03).
Events of Default and Notice Thereof
The Indenture defines an “Event of Default” as being any one of the following events:
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failure to pay interest for 30 days after becoming due;

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failure to pay principal or any premium for five business days after becoming due;

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failure to make a sinking fund payment for five days after becoming due;

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failure to perform any other covenant applicable to the debt securities for 90 days after notice;

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certain events of bankruptcy, insolvency or reorganization; and

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any other Event of Default provided in the prospectus supplement.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)
If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)
The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)
Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)
Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee security or indemnity satisfactory to it against expenses and liability. (Section 6.03.) If they provide this satisfactory indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture, subject to certain exceptions. (Section 5.12.)
Modification of the Indenture
With certain exceptions, Ford Credit’s rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than a majority in principal account of those debt securities affected by such modification (voting as a single class). No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)
Subordination
The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions.

Global Securities
Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with DTC, which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.
While the debt securities are represented by one or more global certificates:
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You will not be able to have the debt securities registered in your name.

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You will not be able to receive a physical certificate for the debt securities.

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Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

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Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

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You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

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Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF WARRANTS
The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement or term sheet relating to such warrants.
General
We may issue warrants to purchase debt securities. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:
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the title of such warrants;

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the aggregate number of such warrants;

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the price or prices at which such warrants will be issued;

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the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

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the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

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the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

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the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

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whether such warrants will be issued in registered form or bearer form;

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if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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information with respect to book-entry procedures, if any;

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if applicable, a discussion of certain U.S. federal income tax considerations; and

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any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement
We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

PLAN OF DISTRIBUTION
We may sell the securities to or through agents or underwriters or directly to one or more purchasers.
By Agents
We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.
By Underwriters
We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.
Direct Sales
We may sell securities directly to investors. In this case, no underwriters or agents would be involved.
As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.
General Information
Any underwriters or agents will be identified and their compensation described in a prospectus supplement.
We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.
Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
In order to facilitate the offering of the debt securities, the underwriters or agents may engage in transactions that stabilize, maintain, or otherwise affect the price of the debt securities. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ or agents’ option to purchase additional debt securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional debt securities or purchasing debt securities in the open market. In determining the source of debt securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of debt securities available for purchase in the open market as compared to the price at which they may purchase debt securities through the option. “Naked” short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing debt securities in open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of the debt securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the debt securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.
LEGAL OPINIONS
David J. Witten, who is Ford Credit’s Assistant Secretary, has given an opinion about the legality of the securities. Mr. Witten owns shares of Ford common stock.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.